FIRST AMENDMENT TO LOAN AGREEMENT


	This First Amendment to Loan Agreement is entered into effective as of April 6, 2001 (this "Agreement"), is among Huntco Steel, Inc., HSI Aviation, Inc., Huntco Inc., Huntco Nevada, Inc. and Midwest Products, Inc. (the "Obligors") and Enron North America Corp. (the "Lender").

                               INTRODUCTION

Reference is made to the Loan Agreement dated as of April 6, 2001 (as amended, the "Loan Agreement"), among the Obligors and the Lender, the defined terms of which are used herein unless otherwise defined herein. The Obligors and the Lender have agreed to (a) modify the subordination language on the first page of the Loan Agreement, (b) modify certain definitions used in the Loan Agreement and make appropriate conforming changes, (c) acknowledge Lender's Consent to HSI Aviation, Inc.'s dissolution and the proposed sale of Huntco Steel, Inc.'s Springfield, Missouri property, (d) replace the Exhibits and Schedules to the Loan Agreement with those attached to this Agreement, and (e) otherwise modify the Loan Agreement as more fully set forth below.

	THEREFORE, in connection with the foregoing and for other good and valuable consideration, the Obligors and the Lender hereby agree as follows:

1.	Amendments and Consents.

	1.1	The paragraph on the top of the cover page of the Loan Agreement is hereby replaced with the following:

THE LIENS, RIGHTS, AND/OR OTHER OBLIGATIONS CREATED IN FAVOR OF ENRON NORTH AMERICA CORP. BY THIS AGREEMENT ARE SUBORDINATE TO THE LIENS, RIGHTS, AND/OR OTHER OBLIGATIONS IN FAVOR OF CONGRESS (AS SUCH TERM IS DEFINED IN THE CONGRESS INTERCREDITOR AGREEMENT DESCRIBED BELOW) AS PROVIDED IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT BETWEEN ENRON NORTH AMERICA CORP. AND CONGRESS FINANCIAL CORPORATION (CENTRAL) AS THE SAME NOW EXISTS OR MAY HEREAFTER BE AMENDED, SUPPLEMENTED, MODIFIED, RENEWED, RESTATED, OR REPLACED (THE "CONGRESS INTERCREDITOR AGREEMENT").

1.2	Section 1.1 of the Loan Agreement is amended by adding the
following definitions which, where applicable, replace the prior definition for the same term.

	"Blytheville Sale Agreement" means the Asset Purchase and Sale Agreement dated as of April 30, 2001, by and among Huntco Steel, Inc., a Delaware corporation, Huntco Inc., a Missouri corporation, and Enron Industrial Markets LLC, a Delaware limited liability company, as amended by that certain First Amendment to Asset Purchase Agreement dated as of June 8, 2001, with respect to the sale of the Blytheville Arkansas property.

	"Collateral" means, all of the following with respect to each Obligor:
		(a)  	Accounts;
		(b)  	all present and future contract rights, general intangibles
(including tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, chooses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, investment property, letters of credit, bankers' acceptances and guaranties;
		(c)  	all present and future monies, securities and other
investment property, credit balances, deposits, deposit accounts and other property of Obligor now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of Obligor whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future Liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other
Collateral, including returned, repossessed and reclaimed goods, and
(iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
		(d)  	Inventory;
		(e)  	Equipment;
		(f)	Records;
		(g)	Real Property; and
		(h)  	all products and proceeds of the foregoing, in any form,
including insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

"Intercreditor Agreement" means the Intercreditor and Subordination Agreement dated as of June 8, 2001, between Lender and Congress and agreed to and acknowledged by the Obligors as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

"Loan Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Obligors to Lender under the Loan Documents.

"Replacement Senior Loan Agreement" means the Senior Loan Agreement as amended, renewed, restated, replaced or restructured in a manner which is not prohibited by Section 5.23 hereto, and any loan agreement between Borrower and any lender thereto which, following receipt of consent from Congress, refinances or otherwise replaces the Senior Loan Agreement in a manner which is not prohibited under Section 5.23 hereto as such loan agreement may hereafter be amended, renewed, restated, replaced or restructured in a manner which is not prohibited by Section
5.23 hereto.

"Senior Amendment No. 1" means the Amendment No. 1 to Loan and Security Agreement dated June 8, 2001, by and among Congress, as lender, Borrower and Midwest Products, Inc., as borrowers, and Huntco Inc., Huntco Nevada, Inc., and HSI Aviation, Inc., as guarantors that is attached to Exhibit B hereto, provided, that no amendment or modification to such documents shall amend the provisions of this Agreement unless specifically agreed to in writing by the parties hereto.

"Senior Loan Agreement" means the Loan and Security Agreement dated April 15, 1999, by and among Congress, as lender, Borrower and Midwest Products, Inc., as borrowers, and Huntco Inc., Huntco Nevada, Inc., and HSI Aviation, Inc., as guarantors, as amended by Senior Amendment No. 1, that is attached to Exhibit B hereto, provided, that no amendment or modifications to such documents shall amend this Agreement unless specifically agreed to in writing by the parties hereto.

	1.3	The first paragraph in Article 5 of the Loan Agreement is hereby replaced with the following:

"Until Lender receives irrevocable payment of the Loan
Obligations and has terminated this Agreement and each other Loan
Document, each Obligor shall comply and cause compliance with the following covenants unless and to the extent the same are waived by Lender:"

1.4	Section 5.4 of the Loan Agreement is hereby replaced by the
following:

"5.4	Use of Proceeds.  The proceeds of the Loan shall be
used by Borrower only for the repayment of Debt to trade vendors and Senior Lender and to pay for transaction expenses incurred in connection with entering into the Transaction Documents and the Blytheville Sale Agreement. Borrower shall not, directly or indirectly, use any part of such proceeds for any purpose which violates applicable laws or regulations."

1.5	Section 5.9(b) of the Loan Agreement is hereby replaced by the following:

"(b)  	sell, assign, lease, transfer, abandon or otherwise
dispose of any Capital Stock or Debt to any other Person or any of its assets to any other Person except as permitted pursuant to
(i) the terms of Section 2.6 of the Intercreditor Agreement or
(ii) the terms of Section 9.7(b) of the Senior Loan Agreement, provided, that, in connection with such Section 9.7(b), Lender shall have the rights described in Section 5.22 hereof.

1.6	Section 5.12(b) of the Loan Agreement is hereby replaced by the following:

"(b)	At its option, Lender may apply any insurance
proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Loan Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Loan Obligations, except that to the extent any Obligor has the right under Section 9.5(b) of the Senior Loan Agreement to require that insurance proceeds be applied to rebuilding a portion of the damaged Collateral such Obligor shall have identical rights under this Agreement as though such Section 9.5(b) of the Senior Loan Agreement were set forth in its entirety in this Agreement with all references to Senior Lender being treated as references to Lender under this Agreement."

1.7	Section 5.23 of the Loan Agreement is hereby replaced by the following:

"5.23  	Amendments of Senior Loan Agreements. Obligors
shall not enter into any Replacement Senior Loan Agreement or effect any amendment, waiver, modification, or refinancing of the Senior Loan Agreement or of a Replacement Senior Loan Agreement that permits or causes there to be a new Senior Lender unless such new Senior Lender shall have entered into an intercreditor agreement with Lender that is substantially the same as the Intercreditor Agreement between Congress and Lender that was executed in connection with this Agreement. Additionally, Obligors shall not enter into any Replacement Senior Loan Agreement or effect any amendment, waiver, modification, or refinancing of the Senior Loan Agreement or of a Replacement Senior Loan Agreement in any manner that (a) causes the Maximum Credit or the aggregate outstanding principal amount of Indebtedness under such Agreements to exceed the Revolver Limit as such term is defined in the Intercreditor Agreement and (b) allows another party a lien on the Enron Inventory Collateral (as such term is defined in the Intercreditor Agreement). Each Obligor agrees to furnish Lender all notices or demands in connection with such Senior Loan Agreements, Replacement Senior Loan Agreements and any amendments or modifications thereto and to provide Lender with true and correct copies of Replacement Senior Loan Agreements and any amendments or modifications to the Senior Loan Agreement or Replacement Senior Loan Agreements."

1.8	Section 6.1(c) of the Loan Agreement is hereby replaced by the following:

"Breach of Covenant. Any breach by an Obligor of (i) any of the covenants contained in Sections 5.1, 5.2, 5.14, 5.15, 5.16, 5.17, 5.18 and 5.20 of this Agreement and such failure is not cured within ten (10) days of the occurrence of such breach; provided, that, such ten (10) day cure period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Obligor of any such covenant or (ii) any Obligor fails to perform any of the terms, covenants, conditions, or provisions contained in this Agreement or any of the other Loan Documents other than those described in Sections 6.1(c)(i);"

1.9	Section 6.3 of the Loan Agreement is hereby replaced by the
following:

"6.3	Acceleration of Loan Obligations.  Upon the
occurrence of any Bankruptcy Event of Default, the aggregate outstanding principal amount of all loans made hereunder, all accrued but unpaid interest thereon, and all other Loan Obligations shall immediately and automatically become due and payable. During the existence of any Event of Default, Lender may declare by written notice to Borrower the aggregate outstanding principal amount of all loans made hereunder, all accrued but unpaid interest thereon, and all other Loan Obligations to be immediately due and payable, whereupon the same shall immediately become due and payable. In connection with the foregoing, except for any express notice requirements in this Agreement, Borrower waives notice of any Default or Event of Default, notice of intent to accelerate, notice of acceleration, presentment for payment, demand for payment, notice of enforcement of remedies, and all other notices."

1.10	Section 6.4 of the Loan Agreement is hereby replaced by the
following:

"6.4	Default Interest.  During the existence of an Event
of Default under Section 6.1(a), whether by maturity, acceleration, or otherwise, Lender may declare by written notice to Borrower that the Loan Obligations specified in such notice shall bear interest beginning on the date specified in such notice (which may not be earlier than the date of such notice) until paid in full at the Default Rate, whereupon Borrower shall pay such interest to Lender upon demand."

1.11	The following is hereby added to the last sentence of Section 6.5 of the Loan Agreement:

"For purposes of this Section 6.5, EBF LLC, a Delaware LLC, shall be deemed to not be an Affiliate of Lender."

1.12	Section 6.8(a) of the Loan Agreement is hereby replaced by the following:

"(a) 	Prior to the existence of any Bankruptcy Event of
Default or any Event of Default existing after the acceleration or maturity of the Loan Obligations, all payments made hereunder shall be applied to the Loan Obligations as directed by Borrower, subject to the rules regarding the application of payments to certain Loan Obligations provided for hereunder and in the other Loan Documents. If no direction is provided by Borrower, then applications shall be made as directed by Lender."

	1.12	Huntco Steel, Inc., agrees that it shall not permit HSI Aviation,
Inc., to engage in any activity or business operations other than the winding up of its business and its dissolution. On or before, June 30, 2001, Huntco
Steel Inc., shall file articles of dissolution by voluntary action with the Secretary of State of Missouri with respect to the dissolution of HSI
Aviation, Inc., and Lender hereby consents to such dissolution provided that
(a) Huntco Steel, Inc., incurs no additional liabilities in connection with such dissolution, (b) all of HSI Aviation, Inc.'s assets become assets of Huntco Steel, Inc., in connection with such dissolution and (c) such dissolution otherwise complies with the requirements set forth in Section 5 of Senior Amendment No. 1.

	1.13	Lender hereby consents to Huntco Steel, Inc.'s sale of its
offices in Springfield Missouri provided that (a) such sale is completed on or before August 15, 2001, (b) $435,000 of the proceeds of such sale are used to pay amounts owed under the Senior Loan Agreement and (c) such sale otherwise complies with the requirements set forth in Section 9.7(b)(vi) of Senior Amendment No. 1.

	1.14	The Exhibits and Schedules attached to the Loan Agreement are hereby replaced by Exhibit A, Exhibit B, and Schedules 4.7, 4.9, 4.12, 4.17,
4.18 and 5.7 which are attached hereto.

	1.15	Lender consents to the sale of the property covered by and
pursuant to the terms of the Blytheville Sale Agreement.

2.	Representations and Warranties.  Each Obligor represents and warrants that
(a) the execution, delivery, and performance of this Agreement are within the corporate power and authority of such Obligor and have been duly authorized by appropriate proceedings, (b) this Agreement constitutes legal, valid, and binding obligations of such Obligor enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity, and (c) no Event of Default shall exist under the Loan Documents and there shall have occurred no event which with notice or lapse of time would become an Event of Default under the Loan Documents, as amended.

3.	Effect on Loan Documents.  Except as amended herein, the Loan Agreement and all other Loan Documents remain in full force and effect as originally executed. Subject to Section 1.1 above, nothing herein shall act as a waiver of the Lender's rights under the Loan Documents as amended, including the waiver of any default or event of default, however denominated. Each Obligor must continue to comply with the terms of the Loan Documents, as amended.
This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a default under the other Loan Documents.

4.	Effectiveness.  This Agreement shall become effective and the Loan
Agreement shall be amended as provided in this Agreement when the Lender shall have received duly executed counterparts hereof signed by the Obligors and the Lender.

5.	Miscellaneous.  The miscellaneous provisions of the Loan Agreement apply to this Agreement. This Agreement may be signed in any number of counterparts, each of which shall be an original.

	THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

	THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


EXECUTED as of the date first above written.


LENDER:
ENRON NORTH AMERICA CORP.
By:  ______________________________________
Name: ____________________________________
Title: _____________________________________

OBLIGORS:
HUNTCO STEEL, INC.
By:  ______________________________________
	Robert J. Marischen
	President

HSI AVIATION, INC.

By:  ______________________________________
	Robert J. Marischen
	President

HUNTCO INC.

By:  ______________________________________
	Robert J. Marischen
	President & CEO

HUNTCO NEVADA, INC.

By:  ______________________________________
	Robert J. Marischen
	Vice President

MIDWEST PRODUCTS, INC.

By:  ______________________________________
	Robert J. Marischen
	Vice President